Exhibit 10.47

Kiniksa Pharmaceuticals International, plc.

Non-Employee Director Compensation Program

Non-employee members of the board of directors (the “Board”) of Kiniksa Pharmaceuticals International, plc (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (as amended, this “Program”).  The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company.  This Program shall remain in effect until it is revised or rescinded by further action of the Board.  This Program may be amended, modified or terminated by the Board at any time in its sole discretion.  The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors.  No Employee Director shall have any rights hereunder.

I.Cash Compensation

A.Annual Retainers.  Each Non-Employee Director shall receive an annual retainer of $50,000 for service on the Board.

B. Additional Annual Retainers.  In addition, each Non-Employee Director shall receive the following annual retainers:

1. Chairperson of the Board or Lead Independent Director.  A Non-Employee Director serving as Chairperson of the Board or Lead Independent Director shall receive an additional annual retainer of $30,000 for such service.

2. Audit Committee.  A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $20,000 for such service. A Non-Employee Director serving as a member other than the Chairperson of the Audit Committee shall receive an additional annual retainer of $10,000 for such service.

3.Compensation Committee.  A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $20,000 for such service. A Non-Employee Director serving as a member other than the Chairperson of the Compensation Committee shall receive an additional annual retainer of $9,000 for such service.

4. Nominating and Corporate Governance Committee.  A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $10,000 for such service. A Non-Employee Director serving as a member other than the Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $5,000 for such service.

5.Science and Research Committee.  A Non-Employee Director serving as Chairperson of the Science and Research Committee shall receive an additional annual retainer of $20,000 for such service. A Non-Employee Director serving as a member other than the Chairperson of the Science and Research Committee shall receive an additional annual retainer of $9,000 for such service.

C.Payment of Retainers.  The annual retainers described in Sections I(A) and I(B) shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter.  In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section I(B), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

II.Equity Compensation

Non-Employee Directors shall be granted the equity awards described below.  The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2018 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) and shall be granted subject to award agreements in substantially the form previously approved by the Board.  All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of share options hereby are subject in all respects to the terms of the Equity Plan and the applicable award agreement.

A.Initial Awards.  Each Non-Employee Director who is initially elected or appointed to the Board shall automatically be granted a mix of (a) an option to purchase the Company’s Class A ordinary shares and (b) restricted stock units, representing the right to receive Class A ordinary shares (“RSUs”), with a combined value equal to $600,000 divided by the Black-Scholes Value (as defined below), rounded down to the nearest whole share, with such other adjustments as determined by the Board’s Compensation Committee, but no more than a total of 80,000 shares, of the Company’s Class A ordinary shares on the date of such initial election or appointment.  The proportion of share options to RSUs included in such award shall be determined by the Board’s Compensation Committee from time-to-time. The awards described in this Section II(A) shall be referred to as “Initial Awards.”  No Non-Employee Director shall be granted more than one Initial Award.

B.Subsequent Awards.  A Non-Employee Director who (i) has been serving as a Non-Employee Director on the Board for at least six (6) months as of the date of any annual meeting of the Company’s shareholders and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted a mix of (a) an option to purchase the Company’s Class A ordinary shares and (b) RSUs, with a combined value equal to $400,000 divided by the Black-Scholes Value, rounded down to the nearest whole share, with such other adjustments as determined by the Board’s Compensation Committee, but no more than a total of 53,600 shares, of the Company’s Class A ordinary shares on the date of such annual meeting. The proportion of share options to RSUs included in such award shall be determined by the Board’s Compensation Committee from time-to-time. The awards described in this Section

II(B) shall be referred to as “Subsequent Awards.”  For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s shareholders shall only receive an Initial Award in connection with such election, and shall not receive any Subsequent Award on the date of such meeting as well.

C.Black-Scholes Value.  For purposes of this Section II, “Black-Scholes Value” means the per share fair value of an option calculated on the basis of the Black-Scholes option pricing model and using as inputs to such model (i) for the value of one Class A ordinary share of the Company, the average closing price of the Company’s Class A ordinary shares over each trading day occurring in the 30 calendar days ending on the last day of the month prior to the month in which the grant date of the relevant Initial Award or Subsequent Award occurs and (ii) such other assumptions as are determined by the Company’s Chief Accounting Officer on or prior to the grant date of the relevant Initial Award or Subsequent Award.

D.Termination of Employment of Employee Directors.  Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section II(A) above, but to the extent that they are otherwise entitled, will receive, after termination of employment with the Company and any parent or subsidiary of the Company, Subsequent Awards as described in Section II(B) above.

E.Terms of Option Awards Granted to Non-Employee Directors

1.  Exercise Price.  The per share exercise price of each option granted to a Non-Employee Director shall equal the Fair Market Value (as defined in the Equity Plan) of a share of the Company’s Class A ordinary shares on the date the option is granted.

2.Vesting.  The share options contained in an Initial Award shall vest and become exercisable as to one-third of the share options subject to the Initial Award on the first anniversary of the date of grant and as to the remainder in twenty-four (24) substantially equal monthly installments thereafter, such that the share options contained in an Initial Award shall be fully vested on the third anniversary of the date of grant, subject to the Non-Employee Director continuing in service as a Non-Employee Director through each such vesting date.  The share options contained in a Subsequent Award shall vest and become exercisable in twelve (12) substantially equal monthly installments following the date of grant, with the final installment(s) vesting upon the earlier of (a) the first anniversary following the date of grant or (b) the date of the annual meeting of the Company’s shareholders in the following year, in each case, subject to the Non-Employee Director continuing in service on the Board as a Non-Employee Director through each such vesting date.  Unless the Board otherwise determines, any share options contained in an Initial Award or Subsequent Award which are unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested and exercisable.  All of the share options contained in a Non-Employee Director’s Initial Awards and Subsequent Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.

3.Term.  The maximum term of each share option granted to a Non-Employee Director hereunder shall be ten (10) years from the date the option is granted.

F.Terms of RSU Awards Granted to Non-Employee Directors

1.Vesting.  The RSUs contained in an Initial Award shall vest as to one-third of the RSUs subject to the Initial Award on each anniversary of the date of grant, such that the RSUs contained in an Initial Award shall be fully vested on the third anniversary of the date of grant, subject to the Non-Employee Director continuing in service as a Non-Employee Director through each such vesting date.  The RSUs contained in a Subsequent Award shall vest in their entirety on the earlier of (a) the first anniversary of the date of grant or (b) the date of the annual meeting of the Company’s shareholders in the following year, in each case, subject to the Non-Employee Director continuing in service on the Board as a Non-Employee Director through such vesting date.  Unless the Board otherwise determines, any RSUs contained in an Initial Award or Subsequent Award which are unvested at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested.  All of the RSUs contained in a Non-Employee Director’s Initial Awards and Subsequent Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.

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